UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: July 23, 2008
(Date of earliest event reported)
LECTEC CORPORATION
(Exact name of registrant as specified in its charter)
Commission File Number: 0-16159

Minnesota (State or other jurisdiction of incorporation)	41-1301878 (IRS Employer Identification No.)
1407 South Kings Highway, Texarkana, Texas 75501
(Address of principal executive offices, including zip code)
(903) 832-0993
(Registrant’s telephone number, including area code)
5610 Lincoln Drive, Edina, Minnesota 55436
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On July 23, 2008, LecTec Corporation (the “Company”) moved its corporate headquarter facilities from Edina, Minnesota to Texarkana, Texas. In connection with this relocation, the Company entered into a Lease Agreement with Lockaway Storage, Inc. (the “Lessor”) on July 23, 2008, pursuant to which the Company agreed to lease approximately 1,200 square feet of space located at 1407 South Kings Highway, Texarkana, Texas 75501 for a term of 6 months, beginning on August 1, 2008 and ending on February 1, 2009. The monthly lease rate shall be $650 during the term of the lease, and the Company must also pay its pro rata share of the costs and expenses incurred by the Lessor to operate the common areas of the office and warehouse complex. The lease may be extended for a period of 6 or 12 months commencing at the expiration of the original lease term, at the option of the Company, at a monthly lease rate of $700. The Lease Agreement contains customary representations, warranties and covenants on the part of the Company and the landlord.
     The Company’s lease on its former headquarters facility in Edina, Minnesota, is due to expire in August 2008.
     A copy of the Lease Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2008.

Item 8.01.	Other Events.
     On July 23, 2008, the Company also opened an office in India to explore research, development and manufacturing opportunities for its advanced skin interface technologies and products. The Company chose India because the Company considers it one of the most robust, globally competitive, and cost-efficient locations for the development and manufacturing of pharmaceutical and medical products. The Company also wanted to have better access to the pool of well-educated scientific and engineering talent available in India.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LECTEC CORPORATION
	By:	/s/ Judd A. Berlin
Judd A. Berlin
Date: July 25, 2008		Chief Executive Officer and Chief Financial Officer